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                                                                     EXHIBIT 4.6



                                  AMENDMENT TO
                           CERTIFICATE OF DESIGNATION
                                     of the
                         RELATIVE RIGHTS AND PREFERENCES
                                     of the
                       SERIES A 7% CUMULATIVE CONVERTIBLE
                            NONVOTING PREFERRED STOCK
                                       of
                                   RIDE, INC.


        The undersigned, the Senior Vice President and Chief Financial Officer of Ride, Inc., a Washington corporation (the "Company"), in accordance with the provisions of RCW 23B.06.020, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the following resolution amending the relative rights and preferences of the Company's Series A 7% Cumulative Convertible Nonvoting Preferred Stock (the "Series A Preferred Stock") was duly adopted by the Company's Board of Directors and by the sole holder of Series A Preferred Stock on December 18, 1997:

        RESOLVED, that Section 3 of the Company's Certificate of Designation of the Relative Rights and Preferences of the Company's Series A Preferred Stock is hereby amended and restated in its entirety as follows:

         3. Preference on Liquidation, Etc. In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of shares of Common Stock or the holders of shares of any other stock of the Corporation ranking junior to the Series A Preferred and the Corporation's Series B 5% Cumulative Convertible Preferred Stock as to distribution of assets on liquidation, dissolution or winding up of the Corporation (other than dividends or distributions paid in shares of Common Stock or such other junior ranking stock), the holders of shares of Series A Preferred shall be entitled to receive payment of Five Dollars ($5.00) per share (as appropriately adjusted for any stock dividend, stock split, recapitalization or combination of shares) (hereinafter an "Adjustment Event") for each share of Series A Preferred held by them plus an amount equal to any declared but unpaid dividends thereon to the date of final distribution to such holders.

               If, upon any liquidation, distribution of assets, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the

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        holders of shares of Series A Preferred shall be insufficient to pay in full the respective preferential amounts on the shares of Series A Preferred, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this paragraph 3, the voluntary sale, lease or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation to, or a consolidation or merger of the Corporation with, one or more persons shall be deemed to be a liquidation, distribution of assets, dissolution or winding up.

        IN WITNESS WHEREOF, the undersigned has executed and subscribed this Amendment and does affirm the foregoing as true this 18th day of December, 1997.


                                   RIDE, INC.



                                   By
                                     ------------------------------------------
                                      G. Scott Stewart,
                                      Senior Vice President
                                      and Chief Financial Officer




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